Exhibit 19.2
Enact Holdings, Inc.
Policy Relating to Open Market Securities Repurchases
and Compliance with Insider Trading Securities Laws
The purpose of this policy (this “Policy”) is to assist Enact Holdings, Inc. (“Enact”) and its subsidiaries (collectively, the “Corporation”) to comply with U.S. securities laws, rules and regulations (collectively, “Securities Laws”) concerning insider trading matters with respect to the Corporation’s open market repurchase of securities previously issued by the Corporation.
Subject to applicable law, the board of directors of Enact (the “Board”) has and may in the future authorize the Corporation to repurchase securities previously issued by the Corporation under such terms and conditions that the Board may from time to time determine (collectively, the “Repurchase Authorization”).
Subject to the terms and conditions of the Repurchase Authorization, Enact’s Chief Executive Officer (“CEO”) and/or Chief Officer Financial Officer (“CFO”), or the CEO’s or the CFO’s delegate, approves the execution of repurchases of the Corporation’s securities in consultation with, and subject to prior clearance from, Enact’s General Counsel or Securities Counsel (“Legal”).
In general, repurchase transactions by the Corporation should be effected (a) when the Corporation is not aware of material non-public information about the Corporation or its securities which it would be required to disclose under applicable Securities Laws in connection with such repurchase transaction, (b) pursuant to a contract, instruction, or plan that satisfies the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, or (c) otherwise in compliance with Securities Laws. In order to maintain compliance with Securities Laws, Enact’s CEO and/or CFO, or the CEO’s or the CFO’s delegate, and Legal will consult with each other, and the Corporation will suspend repurchase transactions as they may deem appropriate under the circumstances. Legal shall consult with such other persons as it believes appropriate, including one or more members of the Corporation’s disclosure committee or outside legal counsel.
Enact shall periodically review this Policy. Any amendments to this Policy must be approved by Enact’s General Counsel or Securities Counsel.